Exhibit 23.05

August 30, 2013

We hereby consent to the reference to this firm under the heading “Legal Matters” in the respective prospectuses of Pepco Holdings, Inc., Potomac Electric Power Company, Delmarva Power & Light Company and Atlantic City Electric Company, each constituting a part of the Registration Statement on Form S-3 that includes this Exhibit 23.05. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Covington & Burling LLP

Covington & Burling LLP